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                                                                      EXHIBIT 11

                         THE RANDERS GROUP INCORPORATED

         Statement Regarding Computation of Net Income (Loss) Per Share

Primary Earnings Per Share

         Net income (loss) per share is computed on the basis of the weighted average number of common and dilutive common equivalent shares outstanding during each period. The number of shares used in computing net income (loss) per share for each of the periods included herein are as follows:

                                          Weighted Average
                      Weighted Average   Number of Dilutive
                      Number of Common    Common Equivalent
                     Shares Outstanding  Shares Outstanding        Total
                     ------------------  ------------------   --------------
Three Months Ended

 March 31, 1995          14,115,682             ---             14,115,682
 March 31, 1994          14,106,591             ---             14,106,591